Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

November 7, 2007

UFP Technologies Announces Q3 Results; Net Income Doubles

Georgetown, Mass., November 7, 2007.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $883,000 or $0.15 per diluted common share outstanding for its third quarter ended September 30, 2007, more than double the Company’s net income of $396,000 or $0.07 per diluted common share outstanding for the third quarter of 2006.  Sales for the quarter were $22.9 million or 5.5% higher than 2006 third quarter sales of $21.7 million.  For the nine-month period ended September 30, 2007, the Company reported a profit of $2.4 million or $0.41 per diluted common share outstanding, compared to $1.7 million or $0.31 per diluted common share outstanding in the same period last year.  Sales for the nine-month period ended September 30, 2007 were $68.1 million compared to 2006 sales of $70.4 million for the same period.

“I am very pleased with our third quarter progress,” said R. Jeffrey Bailly, Chairman, CEO, and President.  “Our key strategic initiatives are paying dividends. These include a highly targeted sales and marketing effort designed to improve the quality of our book of business, plus ongoing efforts to reduce costs and increase manufacturing efficiencies.  Together, these have led to strong improvement in our gross margins, and helped our net income more than double in the third quarter.”

“With over $5.5 million in cash and declining debt, our balance sheet continued to strengthen during the quarter,” Bailly continued.  “This gives us a solid platform to grow through acquisition, invest in new technologies, and develop new products. All these factors make us very optimistic about the future of UFP Technologies.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, its operating results in 2007, the Company’s strategies for growth and the Company’s sales opportunities.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisitions, risks that the Company’s sales and marketing efforts will not be successful, the risk of lack of acceptance by current and potential new customers of the Company’s current and potential new product offerings, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, risks associated with the current volatility in the automotive industry, other economic conditions that affect sales of the products of the Company’s customers, the ability of the Company to obtain new customers, the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for their products that previously had been accepted, evolving customer requirements, difficulties associated with the roll-out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

Unaudited

	Three Months Ended		Nine Months Ended
	30-Sep-07	30-Sep-06	30-Sep-07	30-Sep-06
Net sales	$22,937	$21,737	$68,130	$70,412
Cost of sales	17,635	17,561	52,443	56,067
Gross profit	5,302	4,176	15,687	14,345
SG&A	3,752	3,293	11,424	10,823
Operating income	1,550	883	4,263	3,522
Interest expense, other income & expenses	125	245	422	829
Income before income taxes	1,425	638	3,841	2,693
Income taxes	542	242	1,459	1,023
Net income	$883	$396	$2,382	$1,670

Weighted average shares outstanding	5,358	5,098	5,285	4,984
Weighted average diluted shares outstanding	5,909	5,722	5,823	5,446
Per Share Data
Net income per share outstanding	$0.17	$0.08	$0.45	$0.33
Net income per diluted share outstanding	$0.15	$0.07	$0.41	$0.31

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Sep-07	31-Dec-06
	(unaudited)
Assets:
Current assets	$25,397	$20,374
Net property, plant, and equipment	9,877	10,137
Other assets	7,741	8,526
Total assets	$43,015	$39,037
Liabilities and stockholders’ equity:
Current liabilities	$12,742	$12,138
Long-term debt	6,631	6,921
Other liabilities	1,462	1,353
Total liabilities	$20,835	$20,412
Total stockholders’ equity	22,180	18,625
Total liabilities and stockholders’ equity	$43,015	$39,037